UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 10, 2012

Syntroleum Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34490	73-1565725
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5416 S. Yale Avenue, Suite 400, Tulsa, Oklahoma		74135
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	918-592-7900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events

Dynamic Fuels Operations Update

On December 10, 2012, Dynamic Fuels completed turnaround maintenance and commissioning of two new feedstock pre-treatment units at its Geismar facility.  Given the current regulatory and market uncertainty, Dynamic Fuels is monitoring the environment to determine when to commence production.

The economics of the U.S. biomass based diesel industry are currently challenged by significantly lower RIN (renewable identification number) prices. D4 RIN prices averaged $1.39 for the first six months of 2012. As of December 10, 2012, the D4 RIN price was $0.56.   RIN prices at these levels have not been seen since the implementation of the RFS2 program by EPA in July of 2010.

We remain cautiously optimistic for favorable resolution of the blender’s tax credit in the coming weeks.  The blender’s tax credit is included in the Tax Extenders Bill and could provide a $1 per renewable diesel gallon credit retroactive for 2012 and for 2013. If implemented, Dynamic Fuels would receive approximately $23 million for 2012 production.

The regulatory framework underpinning biomass based diesel production remains intact.  The biomass based diesel mandate for 2013 is 1.28 billion gallons, or 28% above the 2012 mandate.  We expect markets to adjust positively in 2013 due to the higher mandate.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Syntroleum Corporation

December 13, 2012	By:	/s/ Karen L Power

Name: Karen L Power
Title: Sr. Vice President/Principal Financial Officer